EXHIBIT 5

Myers Industries, Inc. Letterhead

May 3, 2005

Board of Directors
Myers Industries, Inc.
1293 S. Main Street
Akron, Ohio 44301

Gentlemen:

     I am the duly appointed Vice President, General Counsel and Secretary of Myers Industries, Inc. (the “Company”), an officer and employee of the Company, and have been counsel for the Company in connection with the Registration Statement on Form S-3 for shares of the Company’s Common Stock (the “Shares”) under the Securities Act of 1933 (the “Registration Statement”) that are issuable in accordance with the Company’s obligation to the selling shareholders under the Merger Agreement.

     I have examined such documents, corporate records and other instruments as I have deemed necessary for the purpose of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing under the laws of the State of Ohio; and

2.	the Shares have been duly authorized and, when the Registration Statement has become effective under the Securities Act of 1933 and the Shares have been issued and sold in accordance with the applicable laws and requirements, the Shares will be validly issued by the Company, fully paid and non-assessable.

     I am licensed to practice law only in the State of Ohio and in rendering this opinion I am opining only as to the Federal laws of the United States and the laws of the State of Ohio. The opinions provided herein by counsel are made solely in his capacity as an officer and employee of the Company. I do not find it necessary for the purposes of this opinion to cover, and accordingly no opinion is expressed as to the application of the securities or blue sky laws of the various states to the sale of the Shares as contemplated by the Registration Statement.

     I hereby consent to the use of my name and position under the heading “Validity of the Securities” in the Prospectus forming a part of the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Myers Industries, Inc.

/s/ Kevin C. O’Neil
Vice President, General Counsel
and Secretary